MILLER INTERMEDIATE BOND FUND

CLASS C

PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
(Adopted April 17, 2014)

WHEREAS, Miller Investment Trust, a Delaware statutory trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has issued and is authorized to issue shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Series”) and may be subdivided further into one or more classes of Shares (“Classes”); and

WHEREAS, the Trustees have established and designated one such Series as the Miller Intermediate Bond Fund (the “Fund”) with three Classes: Class A, Class C and Class I; and

WHEREAS, the Trustees have adopted a plan pursuant to Rule 18f-3 under the 1940 Act which permits the Fund to implement a multiple Class distribution system providing investors with the option of purchasing shares of various Classes with differing distribution and shareholder servicing fees and expenses; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Disinterested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its Class C shareholders, have approved this Plan with respect to Class C, by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Trust hereby adopts this Plan for the Class C Shares of the Fund, in accordance with Rule 12b-l under the 1940 Act, on the following terms and conditions:

    1.

Distribution Activities.  Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution and servicing of shareholders of the Class C Shares of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Fund Shares; (b) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund Shares or who render shareholder support services, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of preparing, printing and distributing sales literature; (f) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (g) costs of implementing and operating this Plan.  The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class C Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan. None of the services provided pursuant to this Plan are intended to be duplicative of services for which consideration is paid pursuant to the Shareholder Servicing and Processing Plan adopted with respect to Class C of the Fund, as amended from time to time (the “Shareholder Servicing Plan”).

    2.

Fees.

(a)

Annual Fees.  The Fund will pay the Fund’s adviser (the “Adviser”) and/or distributor (“Distributor”) an annual fee for the services in connection with the sales and promotion of the Fund, including its expenses in connection therewith (collectively, “Distribution Expenses”).  The annual fee paid under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.75% of the average daily net assets of the Class C Shares of the Fund.

(b)

Service Fees.  In addition to the payments provided for above and in order to further enhance the distribution of the Fund’s Class C Shares, each Fund shall pay the Adviser and/or Distributor a fee at the rate of 0.25% of the average daily net assets of the Class C Shares of the Fund for services of a nature for which compensation would be deemed a “service fee” as defined in NASD Conduct Rule 2830, including payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that provide personal services and/or maintain shareholder accounts.  Such services may include: (a) holding Class C Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (b) rendering shareholder support services not otherwise provided by the Fund’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request. If FINRA adopts a definition of “service fees” for purposes of Section 26(d) of the Rules of Fair Practice of FINRA (or any successor to the NASD Conduct Rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

(c)

Payments received by the Adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Investment Advisory Agreement.  No portion of the 12b-1 fees paid pursuant to this Plan with respect to Class C of the Fund are intended to be compensation for services that are duplicative of services provided in consideration of the servicing and/or processing fees paid pursuant to the Shareholder Servicing Plan with respect to Class C.

    3.

Term and Termination.

(a)

This Plan shall become effective with respect to the Fund on the day before the first public sale of its shares, provided the Plan has been approved by majority votes of: (i) the Trust’s Board of Trustees; and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

(b)

This Plan shall remain in effect for the period of one year from the date determined pursuant to paragraph 3(a) above and may be continued thereafter if this Plan is approved at least annually by a majority of the Trust’s Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

(c)

This Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class C Shares of the Fund.  If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

    4.

Amendments.  All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof.  In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof for the Fund unless such amendment is approved by a vote of the majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund.

    5.

Selection and Nomination of Trustees.  While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

    6.

Quarterly Reports.  The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

    7.

Recordkeeping.  The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

    8.

Limitation of Liability.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Securities and Exchange Commission and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of the Fund under this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund.

ActiveUS 125440401v.3